Exhibit (a)(6)

EFiled: Sep 19 2007 9:50AM EDT
Transaction ID 16358073
Case No. Multi–case

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

SHEET METAL WORKERS PENSION PLAN OF NORTHERN
CALIFORNIA, on behalf of itself and all others similarly situated,	Civil Action No. 3211-CC

Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

STATIONARY ENGINEERS LOCAL 39 PENSION PLAN, Individually
and on behalf of all others similarly situated, `	Civil Action No. 3214-CC

Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

MONROE COUNTY RETIREMENT BOARD,
Civil Action No. 3233-CC
Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

NOTICE OF FILING AMENDED CLASS ACTION COMPLAINT

TO: ALL PARTIES ON ACCOMPANYING CERTIFICATE OF SERVICE

PLEASE TAKE NOTICE THAT plaintiffs have, on this 19th day of September, 2007, plaintiffs have caused to be filed the Amended Class Action Complaint (Exhibit A hereto) as of course pursuant to

Court of Chancery Rule 15(a).

In compliance with Rule 15(aa), Plaintiffs represent that the Amended Class Action Complaint is in full substitution for the previously filed complaints in each of the constituent actions.

Dated: September 19, 2007

ROSENTHAL, MONHAIT & GODDESS, P.A.

BY: /s/ Carmella P. Keener
Carmella P Keener (DSBA No. 2810)
919 N. Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, Delaware 19801
(302) 656–4433

Attorneys for Plaintiffs

OF COUNSEL:

WOLF POPPER LLP

845 Third Avenue

New York, NY 10022

Tel. (212) 759–4600

Fax. (212) 486–2093

SAXENA WHITE P.A.

2424 North Federal Highway, Suite 257

Boca Raton, FL 33431

Tel. (561) 394–3399

Fax. (561) 394–3382

SCHIFFRIN BARROWAY TOPAZ

& KESSLER, LLP

280 King of Prussia Road

Radnor, PA 19087

Tel. (610) 667–7706

Fax. (610) 667–7056

2

EFiled: Sep 19 2007 9:50AM EDT
Transaction ID 16358073
Case No. Multi–case

CERTIFICATE OF SERVICE

I, Carmella P. Keener, hereby certify that on this 19th day of September, 2007, the below listed documents were served in the manners indicated:

1.      Notice of Filing of Amended Class Action Complaint;

2.      Amended Class Action Complaint; and

3.      this Certificate of Service

By Electronic Filing
All Defendants Except David Pulver, Caroline L. Williams and The Hearst Corporation
c/o Martin S. Lessner, Esquire
Kathaleen S. McCormick, Esquire
Young Conaway Stargatt & Taylor, LLP
The Brandywine Building
1000 West Street, 17th Floor
Wilmington DE 19801

Via Hand Delivery
David Pulver
Caroline L. Williams
c/o Hearst–Argyle Television, Inc.
c/o The Corporation Trust Company
1209 Orange Street
Wilmington DE 19801

Via Hand Delivery
The Hearst Corporation
c/o The Corporation Trust Company
1209 Orange Street
Wilmington DE 19801

/s/ Carmella P. Keener
Carmella P. Keener (DSBA No. 2810)

EFiled: Sep 19 2007 9:50AM EDT
Transaction ID 16358073
Case No. Multi–case

EXHIBIT A

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
IN AND FOR NEW CASTLE COUNTY

SHEET METAL WORKERS PENSION PLAN OF NORTHERN
CALIFORNIA, on behalf of itself and all others similarly situated,	Civil Action No. 3211-CC

Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

STATIONARY ENGINEERS LOCAL 39 PENSION PLAN, Individually
and on behalf of all others similarly situated,	Civil Action No. 3214-CC

Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

MONROE COUNTY RETIREMENT BOARD,
Civil Action No. 3233-CC
Plaintiff,

v.

HEARST-ARGYLE TELEVISION, INC., et al.,

Defendants.

AMENDED CLASS ACTION COMPLAINT

Plaintiffs, Sheet Metal Workers Pension Plan of Northern California, Stationary Engineers Local 39 Pension Plan, and Monroe County Retirement Board (together, “Plaintiffs”), individually and on behalf of all others similarly situated, by their attorneys, allege the following based upon the investigation of its counsel, except as to allegations specifically pertaining to Plaintiffs and their counsel, which are based on personal knowledge.

NATURE OF THE ACTION

1. This is a class action commenced on behalf of the public stockholders of Hearst–Argyle Television, Inc. (“HTV” or the “Company”) against certain officers/directors of HTV seeking equitable relief relating to the buyout of HTV’s common stock. According to public reports, Hearst Corporation, which is the majority controlling shareholder of HTV, announced on August 24, 2007, that it intended to acquire all of the outstanding shares of HTV Series A Common Stock not owned by Hearst Corporation for grossly inadequate consideration (the “Buyout Transaction” or “Tender Offer”). On September 14, 2007, Hearst Corporation commenced the Tender Offer by filing a tender offer statement with the Securities and Exchange Commission (“SEC”) Plaintiff alleges that it and other public shareholders of HTV common stock are entitled to enjoin the Buyout Transaction or, alternatively, recover damages in the event the Buyout Transaction is consummated.

THE PARTIES

2. Plaintiffs are, and have been at all relevant times, the owner of shares of HTV common stock.

3. HTV, a Delaware corporation with its principal executive office located in New York, New York, owns 26 television stations and manages an additional three television and two radio stations in geographically diverse U.S. markets. The Company’s television stations reach approximately 18% of U.S. TV households, making it one of America’s largest television station groups. HTV owns 12 ABC–affiliated stations, manages an additional ABC station owned by Hearst Corporation, and is the largest ABC affiliate group. The Company also owns 10 NBC affiliates, and is the second–largest NBC affiliate owner, and owns two CBS affiliates. HTV owns more than 30 websites and multicasts 16 digital weather channels.

4. Defendant Hearst Corporation, a Delaware corporation, is a large privately–held American–based media conglomerate based in the Hearst Tower in New York City. Founded by newspaper magnate William Randolph Hearst, the company’s holdings include 12 daily and 31 weekly newspapers, including the Houston Chronicle, San Francisco Chronicle, and Albany Times Union; nearly 200 magazines around the world, including Cosmopolitan, Harper’s Bazaar, Good Housekeeping, and O, The Oprah Magazine; 29 television stations through HTV which reach a combined 18% of U.S. viewers; ownership in leading cable networks, including Lifetime, A&E, The History Channel and ESPN; as well as business publishing, including a joint venture interest in Fitch Ratings; Internet business, television production, newspaper features distribution and real estate.

5. Defendant Hearst Broadcasting, Inc., a Delaware corporation, is a wholly–owned subsidiary of Hearst Holdings, Inc., a Delaware corporation, which is a wholly–owned subsidiary of Hearst Corporation. Hearst Broadcasting, Hearst Holdings, and Hearst Corporation are collectively referred to herein as “Hearst.”

6. HTV’s common equity is comprised of Series A and Series B Common Stock Holders of the Series A Common Stock and the Series B Common Stock have identical voting rights, except that holders of the Series B Common Stock have the right as a class to elect a majority of the Company’s Board of Directors and the holders of the Series A Common Stock have the right as a class to elect a minority of the Company’s Board of Directors. Hearst currently owns approximately 52% of the outstanding Series A Common Stock and 100% of the Series B Common Stock, representing in the aggregate approximately 73% of both the outstanding equity and general voting power of HTV. As a result of its voting power, Hearst is the controlling shareholder of HTV.

7. Defendant David J. Barrett (“Barrett”) is HTV’s Chief Executive Officer (since January 2001), President (since June 1999), and a member of the Company’s Board of Directors (the “Board”) (since August 1997). Barrett served as Co–Chief Executive Officer of the Company from June 1999 to December 31, 2000. Prior to his appointment as President and Co–Chief Executive Officer, he served as the Company’s Executive Vice President and Chief Operating Officer since August 29, 1997. Prior to this time, he served as a Vice President of Hearst Corporation and Deputy General Manager of Hearst Corporation’s broadcast group since January 1991. Barrett served as General Manager of the WBAL Division of Hearst Corporation in Baltimore, Maryland from November 1989 to January 1991.

He joined Hearst Corporation in 1984 as General Manager of Hearst Corporation’s radio properties and continued in that position until 1989. Barrett is also a member of Hearst Corporation’s Board of Directors and a Trustee of the Trust established under the will of William Randolph Hearst.

8. Defendant Victor F. Ganzi (“Ganzi”) is, and has served as, the Chairman of the Board since January 1, 2003 and has served as a Director since August 29, 1997. Ganzi is President and Chief Executive Officer of Hearst Corporation. Ganzi served as Executive Vice President of Hearst Corporation from March 1997 through May 2002 and as Chief Operating Officer of Hearst Corporation from March 1998 through May 2002. He is also a member of Hearst Corporation’s Board of Directors, a Trustee of the Trust established under the will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

9. Defendant Frank A. Bennack, Jr. (“Bennack”) is, and has served as, a director of the Board since August 29, 1997. Bennack served as President and Chief Executive Officer of Hearst Corporation from January 1979 through May 2002. Since June 1, 2002, Bennack has served as Vice Chairman of Hearst Corporation’s Board of Directors and Chairman of Hearst Corporation’s Executive Committee. He is also a Trustee of the Trust established under the will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

10. John G. Conomikes (“Conomikes”) is, and has served as, a director of the Board since August 29, 1997. From June 1999 to November 2002 Conomikes served as Senior Vice President of Hearst Corporation. Conomikes also served as the Company’s President and Co–Chief Executive Officer from August 1997 to June 1999. Prior to this time, he served as a Vice President of Hearst Corporation and the General Manager of Hearst Corporation’s broadcast group since March 1983. From January 1981 to March 1983, Conomikes served as Hearst Corporation’s General Manager of Television and from February 1970 to January 1981, served as Vice President and General Manager WTAE in Pittsburgh, Pennsylvania. Conomikes joined Hearst Corporation in 1959 at WTAE where he served in various positions before assuming the Vice President and General Manager positions at the station. Conomikes is also a member of Hearst Corporation’s Board of Directors, a Trustee of the Trust established under the will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

11. Defendant Ken J. Elkins (“Elkins”) is, and has served as, a member of the Board since the consummation of the merger of Pulitzer Publishing Company (“Pulitzer”) with and into the Company (the “Pulitzer Merger”) on March 18, 1999. From March 1999 to June 2005, Elkins served as a Director of Pulitzer Inc., the successor company to Pulitzer’s newspaper operations. Prior to the Pulitzer Merger, Elkins served as Senior Vice President—Broadcasting Operations and Director of Pulitzer and President and Chief Executive Officer of Pulitzer Broadcasting Company. In addition, he served as Vice President—Broadcast Operations from April 1984 through March 1986 and prior to that time served as a general manager of certain of Pulitzer’s television stations.

12. Defendant George R. Hearst, Jr (“George Hearst”) is, and has served as, a member of the Board since August 29, 1997. From April 1997 to March 1996, George Hearst served as a Vice President of Hearst Corporation and headed its real estate activities. He is also a Trustee of the Trust established under the will of William Randolph Hearst, a Director of the William Randolph Hearst Foundation and the President and a Director of the Hearst Foundation. George Hearst is a cousin of William R. Hearst III.

13. Defendant William R. Hearst, III (“William Hearst”) is, and has served as, a member of the Board since August 29, 1997. William Hearst is a partner in the Menlo Park, California venture capital firm of Kleiner, Perkins, Caufield and Byers, which he joined in January 1996. From October 1984 to December 1995, William Hearst served as Publisher of the San Francisco Examiner newspaper, then owned by Hearst Corporation. William Hearst is a member of Hearst Corporation’s Board of Directors, a Trustee of the Trust established under the will of William Randolph Hearst, President and Director of the William Randolph Hearst Foundation and Vice President and a Director of The Hearst Foundation.

14. Defendant Bob Marbut (“Marbut”) is, and has served as a director of the Board since August 29, 2007. He previously served as Co–Chief Executive Officer and Chairman of the Board from August 29, 1997 through December 31, 2002. Previously, Marbut served as the Co–Founder, Chairman and Chief Executive Officer of Argyle Television, Inc. (the predecessor Company to HTV) from August 1994 until August 29, 1997.

15. Defendant Gilbert C. Maurer (“Maurer”) is, and has served as, a member of the Board since August 29, 1997. Maurer served as Chief Operating Officer of Hearst Corporation from March 1990 until March 1998 and as Executive Vice President of Hearst Corporation from June 1985 until September 1998. Maurer currently is serving as a consultant to Hearst Corporation. Maurer is a member of Hearst Corporation’s Board of Directors, a Trustee of the Trust established under the will of William Randolph Hearst and a Director of both the William Randolph Hearst Foundation and The Hearst Foundation.

16. Defendant Michael E. Pulitzer (“Pulitzer”) served as a director of the Company beginning in 1999. Pulitzer is believed to have left his position as a director of the Company in May of 2007, although he is still listed as a director on the Company’s website.

17. Defendant David Pulver (“Pulver”) is, and has served as, a member of the Board since December 1994. Pulver is a member of the special committee of the Board (the “Special Committee”) that will evaluate Hearst’s tender offer.

18. Defendant Caroline L. Williams (“Williams”) is, and has served as, a member of the Board since December 1994. Williams is a member of the Special Committee that will evaluate Hearst’s tender offer.

19. The Defendants described in paragraphs 7–18 are collectively referred to herein as the “Individual Defendants.”

DUTIES OF THE INDIVIDUAL DEFENDANTS
AND CONTROLLING SHAREHOLDER

20. By reason of their positions as directors and/or controlling shareholders of HTV, and because of their ability to control the business and corporate affairs of HTV, the Individual Defendants and Hearst owed HTV and its shareholders fiduciary obligations of good faith, loyalty, and candor, and were required to use their utmost ability to control and manage HTV in a fair, just, honest, and equitable manner.

The Individual Defendants and Hearst were required to act in furtherance of the best interests of HTV and its shareholders so as to benefit all HTV shareholders equally and not in furtherance of their personal interest or benefit or the interests or benefits of others. Each of the Individual Defendants and Hearst owed to HTV and its shareholders the fiduciary duty to exercise good faith and diligence in the administration of the affairs of the Company and in the use and preservation of its property and assets, and the highest obligation of fair dealing.

21. In addition, Hearst, as a controlling shareholder of the Company, owes a fiduciary duty to the Company’s shareholders to not use its controlling position to wrongfully benefit itself at the public shareholders’ expense.

CLASS ACTION ALLEGATIONS

22. Plaintiffs bring this action as a class action, pursuant to Rule 23 of the Rules of the Court of Chancery, on behalf of all public stockholders of the Company (except the defendants herein and any person, firm, trust, corporation, or other entity related to, or affiliated with, any of the defendants) and their successors in interest, who are or will be threatened with injury arising from defendants’ actions as more fully described herein (the “Class”).

23. This action is properly maintainable as a class action.

24. The Class is so numerous that joinder of all members is impracticable. As of July 23, 2007, there were approximately 24 million shares of the Company’s common stock outstanding owned by hundreds, if not thousands, of holders other than defendants. The Company’s common stock is listed and actively traded on the New York Stock Exchange.

25. There are questions of law and fact which are common to the Class including, inter alia, the following: (a) whether the Individual Defendants and Hearst have breached their fiduciary and other common law duties owed by them to plaintiffs and the other members of the Class; (b) whether defendants are pursuing a scheme and course of business designed to eliminate the public stockholders of the Company in violation of their fiduciary duties in order to enrich themselves at the expense and to the detriment of plaintiffs and the other public stockholders who are members of the Class; (c) whether the Buyout

Transaction, hereinafter described, constitutes a breach of the duty of fair dealing with respect to the plaintiffs and the other members of the Class; (d) whether the Tender Offer is coercive; and (e) whether the Class is entitled to injunctive relief and/or damages as a result of the wrongful conduct committed by defendants.

26. Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. The claims of the plaintiffs are typical of the claims of other members of the Class and plaintiffs have the same interests as the other members of the Class. Plaintiffs will fairly and adequately represent the Class.

27. Defendants have acted in a manner which affect plaintiffs and all members of the Class alike, thereby making appropriate injunctive relief and/or corresponding declaratory relief with respect to the Class as a whole.

28. The prosecution of separate actions by individual members of the Class would create a risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would, as a practical matter, be dispositive of the interests of other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

SUBSTANTIVE ALLEGATIONS

29. HTV formed its current corporate structure in 1997 when Hearst and Argyle Television Inc. (“Argyle”), a publicly traded broadcasting company, entered into a definitive agreement to combine six TV stations owned by Hearst and six TV stations owned by Argyle in a transaction valued at about $1.8 billion. Argyle’s shareholders received either cash or one share of stock in HTV, valued at $26.50 per share. As a result of the merger, Hearst received a majority of the Company’s Series A shares and all of its Series B Shares, which amounted to approximately 82% of the Company’s total common stock. As part of the transaction, Argyle’s name was changed to Hearst–Argyle Television Inc. (HTV).

30. At the time of its formation in 1997, HTV had a combined total of 15 owned and managed television stations and two managed radio stations. Since then, the Company has grown dramatically through asset purchases, asset exchanges or merger transactions, and currently owns or manages 29 television stations reaching approximately 20.2 million, or approximately 18.1%, of television households in the United States. The Company’s 13 ABC–affiliated television stations, which reach 8.3% of U.S. television households, represent the largest ABC affiliate group; The Company’s 10 NBC–affiliated television stations, which reach 7.2% of U.S. television households, represent the second largest NBC affiliate group; and the Company also owns two CBS–affiliated television stations, one CW station and manages one CW station and one independent station.

31. According to the tender offer statement filed by Hearst, in April 2006, at Hearst’s request, HTV’s management prepared materials relating to a possible buyout of the public interest in HTV. HTV determined to include in those materials a chart showing pricing at various premiums to the then–current market price, $23.29 per share, and highlighted certain prices as a “possible range of prices for consideration.” The highlighted range included prices from $26.16 to $30.29, representing a premium of 12% to 30%, respectively, to the then–current market price. Hearst reviewed the materials prepared by HTV and discussed certain issues related to a buyout with members of HTV’s management. According to Hearst, it did not engage in discussions with HTV regarding the price of a possible transaction.

32. On August 24, 2007, Hearst announced that it intended to make a tender offer for all of the outstanding shares of HTV’s Series A Common Stock not owned by Hearst, in a transaction valued at approximately $600 million (the Buyout Transaction).

33. The press release issued in connection with the Buyout Transaction stated that, under the terms of the Tender Offer, HTV shareholders would receive $23.50 in cash in exchange for each share of HTV Series A Common Stock owned by them.

34. The press release also stated that the transaction would be implemented through a cash tender offer made for the publicly held HTV shares, followed by a cash merger at the same per share price paid in the tender offer.

35. The press release states in relevant part:

Hearst Corporation currently owns approximately 52% of the outstanding Series A Common Stock and 100% of the Series B Common Stock,

representing in the aggregate approximately 73% of both the outstanding equity and general voting power of Hearst–Argyle Television. The aggregate consideration payable under the proposal for the public stake is approximately $600 million. Following the transaction, Hearst–Argyle Television would become a wholly owned subsidiary of Hearst Corporation.

ABOUT THE TENDER OFFER

The offer will be irrevocably conditioned upon the tender of a majority of the outstanding shares of Series A Common Stock not held by Hearst Corporation and certain related persons. Unless waived, the offer will also be conditioned upon, among other things, Hearst Corporation owning at least 90% of the outstanding Hearst–Argyle Television shares as a result of the offer or otherwise. In addition, assuming the offer is completed and Hearst Corporation owns at least 90% of the outstanding shares, it will promptly complete a “short–form” merger to acquire the remaining shares at the same price paid in the offer. The offer will not be conditioned on Hearst Corporation obtaining any financing.

Hearst Corporation expects to commence the tender offer in early September 2007.

36. Immediately after the announcement of the proposed Buyout Transaction, shareholders of HTV began complaining on internet finance message boards that Hearst was trying to steal the Company. On August 28, 2007, a significant HTV shareholder went so far as to issue a press release attaching a letter it sent to the Board, stating in part “It is absolutely clear that the current offer does not fairly compensate the shareholders of HTV for the unique and valuable assets the Company controls. I strongly urge you to reject the $23.50 offer outright. From my viewpoint, this is a highly opportunistic move by Hearst Corporation that offers no compelling call to action for HTV owners. It is obvious to me that any true fiduciary would find Hearst Corporation’s offer unacceptably low.”

37. In a research report, JP Morgan television analyst John Blackledge also criticized the deal because the offer from Hearst values HTV at only about 10.7 times estimated 2007 and 2008 average cash flow. He noted that recent deals in the broadcast sector sported cash–flow multiples of 12 times to 13 times. Blackledge stated that “We believe that the tender offer may be too low for shareholders based on recent broadcasting M&A deals.” He added that the offer from Hearst would need to be raised 15% to 20% (to between $27 and $28.20 per share) “just to reach parity with recent and historic M&A multiples.”

38. On August 27, 2007, HTV announced that it had formed a two member Special Committee of allegedly independent directors to review the buyout offer from Hearst. The members of the Special Committee are defendants Pulver and Williams.

39. On August 30, 2007, HTV announced that the Special Committee retained Morgan Stanley and Simpson Thacher & Bartlett LLP to assist them in their review of the proposed tender offer from Hearst.

40. Defendants Hearst and the Individual Defendants have clear and material conflicts of interest and are acting to better their own interests at the expense of HTV’s public shareholders. Among other things, the Individual Defendants have long standing relationships with Hearst, and will likely continue and benefit from these relationships after the Buyout Transaction is consummated. Moreover, many of the Individual Defendants likely hold an ownership interest in Hearst, and will benefit from its acquisition of HTV below market value. Further, mostly all of the Individual Defendants, are employees of Hearst or serve on its board of directors and will benefit from a continuing interest in Hearst through increased salaries and stock options in the surviving company.

41. HTV’s financial prospects are expected to flourish over the next few years. For example, HTV has just started to meaningfully monetize its content through retransmission consent negotiations with program distributors. Retransmission consent is an option granted to US television stations allowing the station to negotiate with a cable system operator for carriage of its broadcast programming. A station may propose that the cable operator pay cash to carry the station or ask for any other form of consideration. HTV’s retransmission consent revenue totaled $6.8 million in 2005, $18 million in 2006, and is projected to be $18 to $20 million in 2007. In 2008, 2009, and 2010, HTV has indicated it will enter the “next round” of retransmission negotiations with its “most significant distributors.” While the Company has not provided any estimates beyond 2007, industry trends suggest that HTV is well–positioned to monetize its content to a much greater degree upon the expiration of its agreements at the end of 2008.

42. By the end of 2007, HTV will have spent approximately $90 million related to digital conversion of its television stations. While all shareholders bore the expense of these capital expenditures over the past several years, Hearst will be the primary beneficiary of the return generated by these investments if the Buyout Transaction is allowed to proceed as stated.

43. In addition, HTV has made multiple strategic investments in the digital media space, including a nearly 40% ownership stake in Internet Broadcasting, which is expected to be the growth driver of the Company in the future. On July 27, 2007, a Deutsche Bank analyst noted that the Company’s websites are gaining traction, with increased monthly page views and video streams, and that “investors may not fully appreciate the potential of [the Company’s] online strategy.” Deutsche Bank also pointed out that HTV’s internet strategy is a potential source of significant income in future quarters due to its partnership with YouTube and its new director of operations. A July 26, 2007 progress report from Barrington Research also concluded that HTV is poised to grow, noting the potential growth in HTV’s internet segment: “We feel the story remains intact, with new opportunities in the digital space and the potential for retransmission dollars among the positive elements.” Barrington set a target price of $28 per share.

44. It is also expected that HTV will soon benefit from the upcoming political advertising surge as a result of the 2008 presidential election. A recent Reuters article stated that analysts predict television stations could see $2 billion to $3 billion in political advertising revenue in 2008, up from $1.6 billion in 2006 and $900 million in 2004.

45. Hearst waited to make its offer until one of the slowest weeks of the year for Wall Street so that its offer price can be perceived as fair. The $23.50 offer price is designed to cap the market price of HTV stock just as the Company hit its 52–week low as the credit crunch created by the collapse of the sub–prime mortgage market upset the stock market. Specifically, as HTV’s stock price dropped to its 52–week closing low of $19.74 on August 16, 2007, Hearst announced the Buyout Transaction just eight days later. Prior to Hearst’s proposal, HTV’s shares closed at or above $23.50 on 134 out of 162 trading days during 2007, or 83% of the time.

46. The Company’s Chief Executive Officer recently admitted that the Company’s stock price was trading well below its true value. On July 26, 2007, in response to a question during the Company’s second quarter 2007 earnings conference call regarding HTV’s year–to–date performance, Barrett stated:

“We’re talking about a moment in time here, and I don’t think that the market is appreciating the value of the assets we have, the strong brand performance of these stations, and the digital initiatives. I think we are way ahead of the pack in terms of many of the things that we’re doing, and the quality of our earnings is better than most of the people that we compete with, and the market isn’t focused on that right now. It’s very short–term focused. We’re not appealing to the momentum guys for the moment, and I wish we were. I think our stock is greatly undervalued.”

47. Indeed, immediately after the market learned of Hearst’s timed offer, HTV’s stock traded as high as $25.64 and closed at $25.22 on August 24, 2007. The Company’s stock continues to trade on average at $25.51 per share — 8.5% greater than the buyout price.

48. Analysts have also recognized that the Company’s shares have been recently undervalued. Indeed, Deutsche Securities issued a Buy recommendation after HTV dipped below $20 per share in July. Likewise, The Wall Street Journal reported that Robin Flynn, associate director with SNL Kagan, “values [HTV] closer to $28 or $29 a share,” and that Flynn noted that the $23.50 contemplated by the Going–Private Plan was “a price designed to take advantage of current trading levels.” Similarly, after the buyout Transaction was announced, Deutsche Bank analyst James Dix targeted a $27.00 per share price for HTV, while Barrington Research analyst James Goss projected $28.00 per share. Hearst “viewed it as an opportune time,” said Mr. Goss, which the stock price of HTV dropping below $20 in recent weeks. In reaching its $27 per share price target, Deutsche Bank stated that “We have considered a DCF and comparable transactions. The range of values returned by these analyses is $24–$29.”

49. Essentially, Hearst and the Individual Defendants have engineered and timed the Buyout Transaction to freeze out HTV’s public shareholders and to allow Hearst to capture the benefits of HTV’s promising future potential without paying adequate or fair consideration to the Company’s public shareholders.

50. The Buyout Transaction is the product of unfair dealing, and the price of $23.50 per share to be paid to Class members is unfair and so grossly inadequate as to constitute a gross breach of trust committed by defendants against the public stockholders because, among other things:

a.               the intrinsic value of the stock of the Company is materially in excess of $23.50 per share, giving due consideration to the prospects for growth and profitability of the Company in light of its business, earnings and earnings power, present and future;

b.              the $23.50 per share price offers and inadequate premium to the public stockholders of the Company;

c.               the $23.50 in cash that HTV shareholders would receive for each of their shares of HTV stock under the Buyout Transaction represents a significant discount to its averaging trading price of $25.51 since the Buyout Transaction was announced;

d.              the buyout price of $23.50 per share in cash being offered to investors represents a below average premium of approximately 15% over the closing price of HTV’s Series A Common Stock on August 23, 2007, the date prior to the announcement of the Buyout Transaction, only an 8.2% premium to its 50–day average trading price prior to August 23, 2007, a discount to its 200–day average trading price prior to August 23, 2007, and a significant discount to its high trading price of $28.16 reached on April 17, 2007;

e.               the buyout price is significantly below the premium paid in acquisitions of comparable businesses; and

f.                 because Hearst dominates the voting power of HTV’s outstanding equity securities, it is unlikely that any party will make a competing bid to acquire the Company.

51. Furthermore, the Company’s Board lacks independence. The Board is beholden to Hearst because of its control over HTV. Hearst holds or controls approximately 74.5% of the total voting power of HTV’s outstanding equity securities, and its controlling interest has allowed it to hand–pick the directors and officers of the Company, including the members of the so–called Special Committee formed to evaluate the Buyout Transaction.

52. Hearst has for over a decade controlled the nomination of the Special Committee members Pulver and Williams to the Company’s Board of Directors, for which Pulver and Williams have earned large fees. For instance, Pulver received over $145,000 and Williams received over $140,000 in director compensation in 2006, a year in which there were five Board meetings. Pulver and Williams were also provided with health insurance from HTV as if they were employees of the Company.

53. Under the circumstances, the Company’s Board cannot be expected to protect the Company’s public shareholders in transactions which benefit Hearst at the expense of the Company’s public shareholders, as exemplified by the proposed transaction.

The Materially Misleading and/or Incomplete Tender Offer Statement

54. On September 14, 2007, Hearst commenced the Tender Offer by filing a tender offer statement with the SEC on Form SCTO–T (the “Tender Offer Statement”). The offer and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, October 12, 2007, unless the offer is extended.

55. The Tender Offer Statement is materially misleading in that, among other things, it omits material information needed by the Company’s public shareholders in order for them to make fully informed decisions as to whether or not they should tender their shares of HTV into the Tender Offer or seek appraisal related to the merger. Specifically, the disclosure in the Tender Offer Statement is inadequate because:

a.               The Tender Offer Statement fails to disclose the circumstances surrounding Hearst’s April 2006 request that HTV prepare materials concerning a possible buyout of the public interest in HTV, the financial analyses that led to the “‘possible range of prices for the consideration...’ from $26.16 to $30.29,” (Tender Offer Statement, at 6), and the subsequent discussions amongst Hearst and HTV concerning the April 2006 financial analyses;

b.              The Tender Offer Statement fails to disclose why Hearst voted against a shareholder proposal to create an independent committee for the purpose of selling HTV at HTV’s last annual meeting on May 3, 2007, fewer than four months before Hearst announced its intention to commence the Tender Offer;

c.               The Tender Offer Statement fails to disclose the exact date in the “summer of 2007” when Hearst “began serious consideration of its alternatives regarding [HTV] with the assistance of Lazard, its financial advisor, and Clifford Chance US LLP, its legal advisor.” (Tender Offer Statement, at 6). The exact date is material because it sheds light as to the trading price of the Company’s shares when Hearst implemented the Buyout Transaction;

d.              The Tender Offer Statement fails to disclose why “Hearst believes the liquidation value of [HTV] is irrelevant to a determination as to whether the [Tender] Offer is fair to unaffiliated stockholders,” (Tender Offer Statement, at 10);

e.               The Tender Offer Statement discloses that Lazard used a discount rate of 10% when calculating the value of the Company’s stock price using publicly available research analysts’ estimates, and the equity research price targets for the Company’s shares for a period of 12 months. (Tender Offer Statement, at 13). However, the Tender Offer Statement fails to disclose why Lazard used a discount rate of 7% to 8.5% in its discounted cash flow valuation analysis (Tender Offer Statement, at 13);

f.                 Based on Lazard’s compilation of the initial premium on cash only offers, the final premium on cash only deals, and the final premium on all deals, in precedent minority buy–out transactions, (Tender Offer Statement, at Exhibit (c)(I), 14–15), the following chart shows that the price range of the Company’s stock should be $23.05 — $27.89 per share. However, the Tender Offer Statement fails to disclose how Lazard determined an implied equity value per Company share of $23.01 — $25.01 in its Premiums Paid Analysis (Tender Offer Statement, at 13; Exhibit (c)(I), 8);

Precedent Transactions (Minority Buy–Outs)

Lazard Presentation Page:

			Page 15		Page 14		Page 14		Page 8
			Initial Premium		Final Premium		Final Premium
			Cash Only Offers		Cash Only Deals		All Deals
	Lazard	Lazard		HTV		HTV		HTV	Lazard
	Date	Price	Historical	Implied	Historical	Implied	Historical	Implied	Stated
Metric	Used	Used	Premium	Price	Premium	Price	Premium	Price	Range

1 Day Prior	8/20/2007	$20.3700	14.5%	$23.32	26.0%	$25.67	17.3%	$23.89
1 Week Prior	8/14/2007	$20.2000	14.1%	$23.05	31.2%	$26.50	20.5%	$24.34
4 Weeks Prior	7/24/2007	$22.5800	14.9%	$25.94	23.5%	$27.89	22.5%	$27.66

									$23.01–$25.01

g.              The Tender Offer Statement fails to disclose the range of prices HTV has traded at since the August 24, 2007 press release from Hearst announcing the Tender Offer;

h.              The Tender Offer Statement fails to disclose the basis and underlying assumptions used to derive the “selected EBITDA multiples derived from the selected transactions, “(Tender Offer Statement, at 13), applied to HTV’s average estimated EBITDA;

i.                  Although the Tender Offer Statement includes some HTV financial projections, the Tender Offer Statement discloses that “[s]hortly after Hearst received the above projections, [HTV] made certain immaterial changes to the projections and furnished Hearst with revised numbers.” (Tender Offer Statement, at 15). The Tender Offer Statement fails to provide Company stockholders with the most recent and up–to–date HTV projections, and does not disclose which set of projections Lazard used in its valuation analysis;

j.                  Although the Tender Offer Statement discloses that “In preparing the Lazard Presentation, Lazard, among other things:...reviewed financial forecasts and other data relating to [HTV] which were prepared by [HTV’s] management and supplemented and provided to Lazard by Hearst’s management”, the Tender Offer Statement fails to disclose the manner in which Hearst “supplemented” the HTV financial forecasts provided to Lazard in preparation of the Lazard Presentation, (Tender Offer Statement, at 12);

k.               The Tender Offer Statement states that “Lazard has provided and may currently or in the future provide investment banking services to Hearst and/or [HTV] for which Lazard has received or may receive customary fees.” (Tender Offer Statement, at 33). However, the Tender Offer Statement fails to disclose the amount and description of said fees paid to Lazard by Hearst and HTV;

l.                  Although the Tender Offer Statement discloses that Hearst expects to pay its financial advisor, Lazard, approximately $3.3 million in connection with the proposed transaction (Tender Offer Statement, at 34), it fails to disclose what portion of this fee is contingent upon the consummation of the Buyout Transaction;

m.            The Tender Offer Statement discloses that the Tender Offer is subject to a majority of the minority shares being tendered but not subject to 90% of the outstanding shares being owned by Hearst. (Tender Offer Statement, at 7). However, the Tender Offer Statement does not disclose Hearst’s plans should the majority–of–the–minority provision be met but Hearst ends up owning something less than 90% of the Company’s outstanding shares, including whether Hearst will complete a long–form merger of the remaining shares and, if so, at what price; and

n.              The Tender Offer Statement discloses that “[i]f necessary to reach 90% ownership, [Hearst] will convert the convertible securities [Hearst] own[s] into shares,” (Tender Offer Statement, at 1), however, the Tender Offer Statement does not fully or accurately explain the circumstances that could give rise to Hearst pursuing such a conversion;

56. As set forth above, the Tender Offer Statement contains misleading information and omits material information concerning the Tender Offer. Without material and accurate information, HTV’s shareholders cannot possibly make an informed judgment concerning whether to tender their shares in the Tender Offer or seek appraisal in connection with the Merger.

57. Moreover, the Tender Offer is coercive. As set forth in the Tender Offer Statement, Hearst expressly warns the Company’s shareholders:

The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.... The Shares are listed on the NYSE. After completion of the Offer and depending upon the aggregate market value and the per Share price of any Shares not purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on the NYSE.... The Shares are currently registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. (Tender Offer Statement, at 30).

58. Thus, because Hearst is not conditioning the Offer on its owning at least 90% of the outstanding Shares, Hearst warns and threatens the minority shareholders that if they do not tender their shares into the Tender Offer, they risk holding illiquid securities and receiving no further SEC disclosures from the Company. Such threats place extraordinary pressure on the Company’s minority shareholders to tender their shares even if they believe the offer price is unfair and inadequate.

59. In this regard, the Tender Offer Statement states:

“Alternatively, whether or not the Offer is consummated, Hearst might seek to effect a merger of a subsidiary of Hearst with Hearst–Argyle pursuant to Section 251 of the DGCL.... Even if the Minimum Tender Condition is not satisfied, Hearst presently has a sufficient number of votes to effect the stockholder approval of a merger pursuant to Section 251 of the DGCL, which approval could be effected by a vote at a meeting of stockholders or by written consent” (Tender Offer Statement, at 26) (Emphasis added).

60. Thus, the not–too–subtle threat is that Hearst might not effectuate a merger, leaving non–tendering shareholders stranded with illiquid shares.

61. By reason of all of the foregoing, the Tender Offer is coercive and does not disclose all material information and Hearst has breached its duty to offer fair consideration in the Tender Offer.

62. Unless enjoined by this Court, defendants will continue to breach their fiduciary duties owed to plaintiff and the Class, and may consummate the proposed transactions, which will exclude the Class from its fair share of HTV’s valuable assets and business, and/or benefit defendants in the unfair manner complained of herein, all to the irreparable harm of the Class.

63. Plaintiffs and other members of the Class have no adequate remedy at law.

WHEREFORE, plaintiffs demand judgment against defendants, jointly and severally, as follows:

(1) declaring this action to be a class action and certifying plaintiffs as the Class representatives and plaintiffs’ counsel as Class counsel;

(2) enjoining, preliminarily and permanently, the Buyout Transaction complained of herein;

(3) to the extent, if any, that the Buyout Transaction complained of is consummated prior to the entry of this Court’s final judgment, rescinding such transaction or transactions, or granting the Class rescissory damages;

(4) directing that defendants account to plaintiffs and other members of the Class for all damages caused to them and account for all profits and any special benefits obtained as a result of their unlawful conduct;

(5) awarding plaintiffs the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff’s attorneys and experts; and

(6) granting plaintiffs and other members of the Class such other and further relief as may be just and proper.

Dated: September 19, 2007

ROSENTHAL, MONHAIT & GODDESS, P.A.

By:	/s/ Carmella P. Keener

Carmella P. Keener (DSBA No. 2810)
919 N. Market Street, Suite 1401
Citizens Bank Center
P.O. Box 1070
Wilmington, Delaware 19801
(302) 656–4433

Attorneys for Plaintiffs

OF COUNSEL:

WOLF POPPER LLP

845 Third Avenue

New York, NY 10022

Tel. (212) 759–4600

Fax. (212) 486–2093

SAXENA WHITE P.A.

2424 North Federal Highway, Suite 257

Boca Raton, FL 33431

Tel. (561) 394–3399

Fax. (561) 394–3382

SCHIFFRIN BARROWAY TOPAZ

& KESSLER, LLP

280 King of Prussia Road

Radnor, PA 19087

Tel. (610) 667–7706

Fax. (610) 667–7056